Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2020

Investor Relations: Kate Walsh, Vice President of Investor Relations and Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Enhances Financial Flexibility with New Accounts Receivable Securitization Facility

DALLAS, October 22 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today announced that one of its subsidiaries has entered into an agreement with PNC Bank for a three-year $250 million accounts receivable financing facility (“the Facility”). Proceeds from the Facility are expected to be used to repay outstanding borrowings on EnLink’s revolving credit facility.

“The establishment of this credit facility is another great example of the tremendous work our team is doing to enhance our financial flexibility and secure financing at an attractive cost,” said Barry Davis, Chairman and Chief Executive Officer of EnLink. ”The Facility is an important new component of our capital structure and financial strategy, and when combined with our ample revolver availability and our strong free cash flow generation, we are solidly positioned to repay our $850 million term loan before or at its maturity at the end of next year, as we continue to focus on de-levering the balance sheet.”

The Facility is secured by the accounts receivable of EnLink’s subsidiaries. The initial borrowing base under the Facility is $225 million and will vary with the value of EnLink’s accounts receivable balance. Borrowings under the Facility bear interest at the Libor rate plus 162.5 basis points. The Facility, which matures in October 2023, contains the same maximum leverage ratio as contained in EnLink’s $1.75 billion revolving credit facility due January 2024.

EnLink continued to generate significant free cash flow during the third quarter of 2020, resulting in a reduction of net debt by approximately $145 million. Net debt is calculated as total debt less cash, excluding cash contributed by joint venture partners. As of September 30, pro forma for this financing, borrowings under EnLink’s $1.75 billion revolving credit facility are approximately $75 million.

About EnLink Midstream

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

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